BNY MELLON VARIABLE INVESTMENT FUND

CERTIFICATE OF AMENDMENT

The undersigned, Vice President of BNY Mellon Variable Investment Fund (the "Trust"), a trust with transferrable shares of the type of commonly called a Massachusetts business trust, DOES HEREBY CERTIFY to the Secretary of the Commonwealth of Massachusetts that, pursuant to the Trust's Agreement and Declaration of Trust dated October 29, 1986, as amended (the "Declaration of Trust"), and by the affirmative vote of a majority of the Trustees of the Trust at a meeting duly called and held on October 30, 2025, the Declaration of Trust is amended to provide that the name of the following series of the Trust as follows:

Old Name of the Series                             New Name of the Series

Opportunistic Small Cap Portfolio            Small Cap Portfolio

This Certificate of Amendment to the Declaration of Trust shall become effective on December 31, 2025.

BY: /s/ Amanda Quinn

Amanda Quinn

Vice President

STATE OF NEW YORK )

: ss.:

COUNTY OF NEW YORK )

On this 19th day of November, 2025, before me personally came Amanda Quinn, to me personally known, who, being by me duly sworn, did say that she is a Vice President of the above-referenced Trust and who duly acknowledged to me that she had executed the foregoing instrument as her free act and deed on behalf of the Trust.

/s/ Sarah Kelleher

Notary Public